<Page 71>

Titan Trading Analytics Inc.  201 Selby Street,
Nanaimo,  B.C., Canada   V9R 2R2


August 26, 1999


RE: MANAGEMENT'S REPRESENTATION LETTER
TITAN TRADING ANALYTICS INC.

INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED APRIL 30,1999


The unaudited management prepared financial statements of Titan Trading Analytics Inc., attached hereto, covering the six month period ended April 30, 1999 reflect all adjustments which are necessary to a fair statement of results for the interim period presented, on a basis consistent with prior periods reported.




Titan Trading Analytics Inc.



\s\ Michael Paauwe
_____________________________
per: Michael Paauwe, president


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                    TITAN TRADING ANALYTICS INC.
                    ----------------------------
          (Incorporated under the laws of British Columbia)

                 CONSOLIDATED INTERIM BALANCE SHEET
                 ----------------------------------

                           APRIL 30, 1999
                           --------------


                               ASSETS
                               ------

Current Assets                             1999               1998

   Cash and short-term investments  $ 1,073,077        $ 1,440,592
   Accounts receivable                   11,683                  0
   Prepaid expenses                       1,236              1,050
                                    -----------        -----------
                                      1,085,996          1,441,642

Software and systems development
  (net)                                 304,937            269,267

Capital assets (net)                     56,998             41,227
                                    -----------        -----------
                                    $ 1,447,931       $  1,752,136
                                    ===========       ============

                             LIABILITIES
                             -----------

Current Liabilities
  Accounts payable and accrued
    Liabilities                     $     7,154       $     5,869
                                    -----------       -----------


                        SHAREHOLDERS' EQUITY
                        --------------------

Share capital                       $ 2,802,962     $   2,671,712

Deficit                              (1,362,185)         (925,445)

                                    -----------     -------------
                                    $ 1,447,931     $   1,752,136
                                    ===========     =============

Approved by the Directors

\s\ MICHAEL PAAUWE	Director
--------------------------------

\s\ MICHAEL GOSSLAND	Director
--------------------------------


PREPARED BY MANAGEMENT WITHOUT AUDIT



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                    TITAN TRADING ANALYTICS INC.
                    ----------------------------

        CONSOLIDATED INTERIM STATEMENT OF OPERATIONS AND DEFICIT
        --------------------------------------------------------

         FOR THE PERIOD FROM NOVEMBER 1, 1998 TO APRIL 30, 1999
         ------------------------------------------------------




Revenue
                                           1999              1998

Software Sales                      $    31,438     $      29,216
Trading Income                           63,878                 0
Interest and Other Income                18,022            30,236
                                    -----------     -------------
                                    $   113,338     $      59,452

Expenses
  Advertising, marketing and promotion   57,256            19,266
  Amortization                           44,850            39,716
  Bank charges                              805             1,481
  Corporate Tax                             500                 0
  Demonstration & Testing                28,155            47,312
  Directors fees                          5,000             5,000
  Investor relations                     19,338                 0
  Management fees                        32,800            36,387
  Office                                  6,417             6,401
  Professional fees                      37,099            17,135
  R & D expenses                              0             3,483
  Rent                                    2,275             2,438
  Salaries and benefits                  76,918            31,989
  Telephone                               2,588             1,682
  Travel                                  1,124             4,610
                                    -----------     -------------
                                        315,125           216,900
                                    -----------     -------------

Net loss for the period             $  (201,787)    $    (157,448)

Deficit beginning of period          (1,160,398)         (767,996)

Deficit end of period               $(1,362,185)    $    (925,445)
                                    ===========     =============

                PREPARED BY MANAGEMENT WITHOUT AUDIT


<Page 74>

                    TITAN TRADING ANALYTICS INC.
                    ----------------------------

        CONSOLIDATED INTERIM STATEMENT OF OPERATIONS AND DEFICIT
        --------------------------------------------------------

         FOR THE PERIOD FROM NOVEMBER 1, 1998 TO APRIL 30, 1999
         ------------------------------------------------------


                                           1999              1998

Cash from operating activities
  Net loss for the period           $  (201,787)    $    (157,448)
  Item not involving cash
    Amortization                         44,850            39,716
                                    -----------     -------------
                                       (156,937)         (117,732)

Net change in non-cash working
  capital balances                      (29,563)           11,064
                                    -----------     -------------
                                       (186,500)         (106,668)


Cash used in investing activities
  Acquisition of capital assets         (19,576)           (3,048)
  Software & Systems development        (84,663)         (116,171)
                                    -----------     -------------
                                       (104,239)         (119,219)

Cash from financing activities
  Share subscriptions received
    And issuance of Common Shares             0                 0
                                    -----------     -------------

Increase in cash during the period     (290,739)         (225,887)

Cash and short-term investments,
beginning of the period               1,363,816         1,667,530
                                    -----------     -------------

Cash and short-term investments,
end of period                       $ 1,073,077     $   1,441,643
                                    ===========     =============



PREPARED BY MANAGEMENT WITHOUT AUDIT